UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 1, 2025

Commission File Number: 001-41430

Pagaya Technologies Ltd.
(Exact name of registrant as specified in its charter)

Israel	98-1704718
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

335 Madison Ave, 16th Floor
New York, New York	10017
(Address of principal executive offices)	(Zip Code)
(646) 710-7714
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Ordinary Shares, no par value	PGY	The NASDAQ Stock Market LLC
Warrants to purchase Class A Ordinary Shares	PGYWW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 1, 2025, Pagaya Technologies Ltd. (the “Company”) and Pagaya US Holding Company LLC, its wholly owned subsidiary, refinanced the revolving credit facility provided under that certain credit agreement dated February 2, 2024 with Acquiom Agency Services LLC, as the Administrative Agent, and the lenders and other parties party thereto (the “2024 Credit Agreement”) by way of terminating the 2024 Credit Agreement and entering into a new credit agreement (the “2025 Credit Agreement”) with BMO BANK N.A., as Administrative Agent, and the lenders and other parties party thereto (such termination of the 2024 Credit Agreement and entry into the 2025 Credit Agreement, the “Revolver Refinancing”). In connection with entering into the 2025 Credit Agreement, the Company repaid and replaced all outstanding obligations with respect to, and terminated the commitments under, the 2024 Credit Agreement.

The 2025 Credit Agreement provides for a senior secured revolving credit facility (the “Revolving Credit Facility”) in an initial committed amount of $132 million. The lenders include BMO BANK N.A., Valley National Bank, Wells Fargo Bank, National Association, Citizens Bank N.A., The Toronto-Dominion Bank, New York Branch, Texas Capital Bank, Israel Discount Bank Ltd and Canadian Imperial Bank of Commerce, New York Branch. The Revolving Credit Facility matures on October 2, 2028.

The Company may voluntarily prepay borrowings under the Revolving Credit Facility at any time and from time to time without premium or penalty. Such prepayments are subject to certain notice requirements and minimum amounts for partial prepayments. Prepayments of SOFR loans may also be subject to the payment of “breakage” costs.

Borrowings under the Revolving Credit Facility bear interest at a rate per annum equal to, at the Company’s option, (i) a base rate (determined based on the prime rate and subject to a 1.00% floor) plus a margin of 2.50% and (ii) an adjusted term SOFR (subject to a 1.00% floor) plus a margin of 3.50%. A commitment fee accrues on any unused portion of the commitments under the Revolving Credit Facility at a rate per annum of 0.25% and is payable quarterly in arrears.

The Company’s obligations under the 2025 Credit Agreement are guaranteed by certain of the Company’s wholly-owned subsidiaries (collectively, the “Guarantors”) and are secured by a first priority lien on substantially all assets of the Company and the Guarantors, subject to certain customary exceptions.

The 2025 Credit Agreement contains customary negative covenants, which include, among other things, limitations on the ability of the Company and its consolidated subsidiaries to incur indebtedness, grant liens, engage in certain fundamental changes, make certain dispositions and investments, enter into sale and leaseback transactions, and make restricted payments and other distributions. The 2025 Credit Agreement also contains a maximum first lien leverage ratio and a minimum fixed charge coverage ratio, as well as affirmative covenants customary for a credit facility of its type, including customary reporting covenants.

The 2025 Credit Agreement includes events of default related to, among other things, failure to pay amounts due under the 2025 Credit Agreement, breaches of representations, warranties or covenants, defaults under other material indebtedness, certain events of bankruptcy or insolvency, material judgment defaults and change of control, in each case, subject to customary cure periods where appropriate.

The foregoing description of the 2025 Credit Agreement is qualified in its entirety by reference to the full and complete terms thereof, which are attached as Exhibit 10.1 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

Please see Item 1.01 above, which information is incorporated by reference into this Item 1.02.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Please see Item 1.01 above, which information is incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

Press Release

On October 1, the Company issued a press release announcing the Revolver Refinancing. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Credit Agreement, dated as of October 1, 2025, among the Company and Pagaya US Holding Company LLC, as borrowers, the lenders thereto and BMO BANK N.A., as administrative agent.
99.1	Press Release issued by Pagaya Technologies Ltd. announcing the refinancing of its revolving credit facility, dated October 1, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAGAYA TECHNOLOGIES LTD.

Date: October 2, 2025	By:	/s/ Evangelos Perros
	Name:	Evangelos Perros
	Title:	Chief Financial Officer